Exhibit 99.1

One Dag Hammarskjold Plaza

885 Second Avenue, 34th Floor

New York, NY 10017

Tel 212 319 2800

Fax 212 319 2808

4840 Pearl Circle, Suite 300W

Boulder, CO 80301

Tel 303 516 8500

Fax 303 530 1296

www.tapestrypharma.com

Contact:	Tapestry Pharmaceuticals, Inc. Gordon Link Senior Vice President, Chief Financial Officer 303-516-8500 glink@tapestrypharma.com	Investor:	Lilian Stern Stern Investor Relations, Inc. 212-362-1200 lilian@sternir.com

	Elma Hawkins, Ph.D. Communications and Corporate Development 212-400-3019 ehawkins@tapestrypharma.com	Media:	Lloyd Benson/Dana Conti Schwartz Communications 781-684-0770 tapestry@schwartz-pr.com

For Immediate Release

TAPESTRY REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

Results Reflect Continued Investment in
Clinical Development of TPI 287

Boulder, CO., March 6, 2007 - Tapestry Pharmaceuticals, Inc. (Nasdaq: TPPH) announced today financial results for the fourth quarter and year ended December 27, 2006.

The net loss for the fourth quarter of 2006 was $4.5 million, or $0.28 per share.  This compares to a net loss for the fourth quarter of 2005 of $3.0 million, or $0.87 per share. The net loss for the year ended December 27, 2006 was $16.7 million, or $1.29 per share.  This compares to a net loss in the prior year of $17.5 million, or $5.15 per share.  During 2006 the Company implemented SFAS 123(R), which requires the expensing of employee stock options.  As a result of this implementation, the Company recorded non-cash compensation expense totaling $1.0 million in the fourth quarter and $3.4 million for all of 2006.

As of December 27, 2006, Tapestry had $22.5 million in cash, cash equivalents, and short-term investments.

“During the past year, we advanced the development of our lead compound TPI 287 in two Phase I clinical studies; raised $25.5 million from eight institutional investors; and strengthened our drug development team with the additions of Drs. Picker and Silberman as President and Chief Medical Officer, respectively,” commented Leonard Shaykin, Chairman and CEO.  “The Company is increasingly encouraged by the data being generated for TPI 287 in the clinic,” continued Mr. Shaykin.  “In consequence, in 2007 we will initiate a number of Phase II intravenous studies in a variety of specific tumor types as well as advance into the clinic our oral formulation of TPI 287.”

Conference Call Information

Tapestry will host a conference call at 9:00 a.m. Eastern Time on March 6, 2007 to discuss 2006 fourth quarter and year-end financial results and recent corporate developments.  The call may be accessed by dialing 866-825-3354 (domestic) or 617-213-8063 (international) and reference the access code 67643132.

A replay of the call will be available from 11:00 a.m. Eastern Time on March 6, 2007 until March 13, 2007 at midnight Eastern Time.  To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and reference the access code 56588359. A live audio webcast of the call will also be available on the “Investors” section of the Company’s website, www.tapestrypharma.com.  An archived webcast will be available on the Tapestry website for approximately 30 days after the event.

About Tapestry Pharmaceuticals, Inc.

Tapestry Pharmaceuticals, Inc. is a company focused on the development of proprietary therapies for the treatment of cancer.

For more information about Tapestry and its technologies, visit Tapestry’s web site at www.tapestrypharma.com.

About TPI 287

TPI 287, a proprietary next generation taxane, is Tapestry’s lead clinical compound. This compound was designed to overcome multi-drug resistance in solid tumors that have become resistant to taxane therapy. In preclinical testing, TPI 287 demonstrated the ability to inhibit tumor cell growth in a number of in vitro cell lines and in general, has shown equivalent inhibition of tumors in certain animal xenograft models when tested against standard comparative agents. In some cell lines resistant to taxanes, TPI 287 has demonstrated greater inhibition of tumors in certain animal xenograft models when tested against standard comparative agents. The in vitro activity was seen across multiple cell lines including cell lines known to be sensitive to taxanes and cell lines known to be resistant to taxanes. Taxane sensitive cell lines in which TPI 287 has shown activity include cell lines derived from breast cancer, uterine cancer and non-small cell lung cancer. Taxane resistant cell lines in which TPI 287 shows greater activity include lines derived from breast and colon cancer. In in vivo testing TPI 287 demonstrated greater tumor growth inhibition activity in tumor cell lines with multiple drug resistance, MDR1.

TPI 287 is currently in two Phase I studies in the United States and overseas to determine the safety and pharmacokinetic profile of the compound. Tapestry plans to initiate Phase II trials in the first half of 2007.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Forward-looking statements can be identified by the use of words such as “opportunities,” “trends,” “potential,” “estimates,” “may,” “will,” “should,” “anticipates,” “expects,” “hopes” or comparable terminology or by discussions of strategy. Such forward-looking statements include the statements that the Company will initiate Phase II intravenous studies of TPI 287 and advance an oral formulation of TPI 287 into the clinic in 2007. Such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include risks that clinical trials for TPI 287 will be delayed due to institutional approvals, patient recruitment, formulation and manufacturing difficulties, delays in finalizing and receiving approval of Phase II protocols, negotiations with regulatory agencies, or other factors; that human clinical trials may show that TPI 287 is unsafe and/or ineffective in treating cancer in humans. General implementation risks associated with development of TPI 287 include those that we are blocked or limited in the development of TPI 287 because of the intellectual property rights of third parties; that we are limited in our ability to obtain, maintain and enforce our own intellectual property; that development of TPI 287 is delayed or terminated because the costs of further development exceed its value; and that the Company’s resources will be insufficient to continue development. Additional risks, uncertainties and other factors are identified under the captions “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in the Company’s reports filed from time to time with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 27, 2006. The Company disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new or additional information, future events or otherwise.

For further information, please contact Gordon Link, Senior Vice President, Chief Financial Officer, at 303-516-8500.

Tapestry Pharmaceuticals, Inc.

Balance Sheets

(In thousands)

	December 27,	December 28,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$180	$534
Short-term investments	22,277	13,552
Prepaid expense and other current assets	335	646
Total current assets	22,792	14,732

Other assets	1,814	1,742
Total assets	$24,606	$16,474

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Total current liabilities	$2,585	$3,105

Long-term, excluding current portion	112	2,483

Total stockholders' equity	21,909	10,886
Total liabilities and stockholders' equity	$24,606	$16,474

Tapestry Pharmaceuticals, Inc.

Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 27,	December 28,	December 27,	December 28,
	2006	2005	2006	2005
Operating expenses:
Research and development	$2,924	$1,912	$10,389	$10,630
General and administrative	1,904	1,032	6,974	5,628
Operating loss	4,828	2,944	17,363	16,258

Other income (expense):
Interest and other income	358	75	1,296	731
Interest and other expense	(97)	(110)	(518)	(557)
Impairment charges	—	—	—	(1,067)
Loss from continuing operations before taxes	(4,567)	(2,979)	(16,585)	(17,151)
Provision for income taxes	(2)	(33)	(8)	(29)
Loss from continuing operations	(4,569)	(3,012)	(16,593)	(17,180)
Income/(loss) from discontinued operations	29	(7)	(59)	(358)
Net loss	$(4,540)	$(3,019)	$(16,652)	$(17,538)

Basic and diluted loss per share from continuing operations	$(0.28)	$(0.87)	$(1.29)	$(5.04)
Basic and diluted income/(loss) per share from discontinued operations	$—	$—	$—	$(0.11)
Basic and diluted loss per share	$(0.28)	$(0.87)	$(1.29)	$(5.15)

Basic and diluted weighted average shares outstanding	16,348	3,451	12,909	3,408